Exhibit 99.1
Dave & Buster’s Announces Appointment of Scott Ross to Board of Directors
DALLAS, February 3, 2025 (GLOBE NEWSWIRE) -- Dave & Buster's Entertainment, Inc., (NASDAQ: PLAY), ("Dave & Buster's" or "the Company") today announced the appointment of Scott Ross, Managing Partner of Hill Path Capital, to the Company’s Board of Directors, effective January 30, 2025.
“On behalf of the Board, we are pleased to welcome Scott to our team,” said Kevin Sheehan, Board Chair and Interim Chief Executive Officer. “Scott has a proven track record of working closely with management teams and boards to help create substantial value for all stakeholders. He brings valuable insights and capabilities given his financial background, his extensive experience investing in and overseeing consumer and entertainment businesses and his perspective as a significant shareholder of Dave & Buster’s.”
“Dave & Buster’s is a high-quality business and an iconic brand with a huge fan base and tremendous and obvious near and long-term upside,” said Scott Ross. “I am excited to work with Kevin, the rest of the Board and the management team to help drive meaningful growth and value for all stakeholders. The Company clearly has the right strategic plan that I am confident will lead to significant increases in revenue, cash flow and shareholder value.”
About Scott Ross
Mr. Ross is the Founder and Managing Partner of Hill Path Capital. Mr. Ross was previously a Partner at Apollo Management where he focused on private equity and debt investments in the lodging, leisure, entertainment, consumer and business services sectors. Prior to Apollo, Mr. Ross worked at Goldman, Sachs & Co. and was a member of the Principal Investment Area in the Merchant Banking Division and of the Principal Finance Group in the Fixed Income, Currencies, and Commodities Division. Mr. Ross currently serves as the Chairman of the Board of Directors of United Parks & Resorts, Inc. (the parent company of SeaWorld, Busch Gardens, Discovery Cove, and Sesame Place) and as a Director on the Board of Directors of The ONE Group Hospitality, Inc. (the parent company of STK, Benihana, and other restaurant brands). Mr. Ross has previously served on the Board of Directors of Diamond Eagle Acquisition Corp., Great Wolf Resorts, Inc., EVERTEC, Inc. and CEC Entertainment, Inc. (the parent company of Chuck E. Cheese’s and Peter Piper Pizza). Mr. Ross graduated magna cum laude from Georgetown University with a B.A. degree in Economics and was elected to Phi Beta Kappa.
About Dave & Buster’s Entertainment, Inc.
Founded in 1982 and headquartered in Coppell, Texas, Dave & Buster's Entertainment, Inc., is the owner and operator of 232 venues in North America that offer premier entertainment and dining experiences to guests through two distinct brands: Dave & Buster’s and Main Event. The Company has 171 Dave & Buster’s branded stores in 43 states, Puerto Rico, and Canada and offers guests the opportunity to "Eat Drink Play and Watch," all in one location. Each store offers a full menu of entrées and appetizers, a complete selection of alcoholic and non-alcoholic beverages, and an extensive assortment of entertainment attractions centered around playing games and watching live sports and other televised events. The Company also operates 61 Main Event branded stores in 22 states across the country, and offers state-of-the-art bowling, laser tag, hundreds of arcade games and virtual reality, making it the perfect place for families to connect and make memories. For more information about each brand, visit daveandbusters.com and mainevent.com.
For Investor Relations Inquiries:
Cory Hatton, VP Investor Relations & Treasurer
Dave & Buster’s Entertainment, Inc.
Cory.Hatton@daveandbusters.com
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